Exhibit 1.24

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

PRESS RELEASE

Clarifications on certain rumour concerning Campari’s redomiciliation to The Netherlands

Milan, 29 May 2020-With respect to the rumour on today’s press suggesting that the redomiciliation of the registered office of Davide Campari-Milano S.p.A (Company o Campari) to the Netherlands (Transaction) resolved upon by the shareholders’ meeting of March 27, 2020 is about to be aborted because of the withdrawals amount and that it will re-submitted to the shareholders’ approval after a certain imminent acquisition apt to materially impact the Company’s business, the Company clarifies as follows.

1.
The Transaction is not aborted, its completion depending on a number of factors such as (i) the outcome of the liquidation procedure of the withdrawn shares (which is currently ongoing and is due to expire on 21 June 2020), (ii) the potential decision of the shareholders to cancel it based on the (currently unknown) outcome of such liquidation procedure and on the (currently unknown) costs associated thereto, (iii) the outcome of the potential subsequent placement of the unabsorbed withdrawn shares, (iv) the differential between the withdrawal price and the market price of Campari’s shares during the relevant periods. Therefore, at this stage, it is not possible to predict whether or not the Transaction will be completed. For further details, please see the explanatory report of the board of directors made available on 27 May 2020 (https://www.camparigroup.com/en/notice-documentation-deposit-extraordinary-shareholders-meeting-26-june-2020).

2.
The Transaction constitutes one of the pillars of the long-term growth strategy of the Group; in the event that it were not completed for whatever reason, the Board of Directors reiterates that it intends to propose it once again as soon as the market’s and Campari stock price’s conditions stabilize and cease to be affected by the current extraordinary circumstances.

3.
The timing of this potential re-proposition is solely related to the stabilization of the Company’s share price in the next months. Potential acquisitions play no role to this effect. In particular, the Transaction will be re-submitted to the shareholders’ approval when the market price of the Company’s shares during the relevant withdrawal period can be reasonably expected to be in line with the withdrawal price (which is instead determined taking into account the average market price of the semester preceding the launch of the redomiciliation, as per the applicable Italian law).

4.
In line with its strategy, Campari performs analysis and examines opportunities to carry out M&A transactions which may create long-term value for shareholders on a regular basis.  Campari, however, confirms that no transformational deals are currently about to be completed and announced.

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

For further information

Investor Relations

Chiara Garavini	Tel. +39 02 6225 330	Email: chiara.garavini@campari.com

Corporate Communications

Enrico Bocedi	Tel. +39 02 6225 680	Email: enrico.bocedi@campari.com

http://www.camparigroup.com/en/investor
http://www.camparigroup.com/en

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an  invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

This press release does not constitute an offer of sale of securities in the United States under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The securities referred to in this press release have not been and will not be registered in accordance with the Securities Act or the securities laws of any state or other jurisdiction of the United States, and any statement to the contrary constitutes a breach of the law. The securities referred to herein have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the securities referred to herein. The securities referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act, and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

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